Exhibit 2(b)

REGAN HOLDING CORP.
PRODUCER STOCK AWARD AND OPTION PLAN
(As Amended and Restated Effective July 13, 2001)

         V. ESTABLISHMENT OF PLAN; DEFINITIONS

1. Purpose. The purpose of the Regan Holding Corp. Producer Stock Award and Option Plan is to provide an incentive to individuals marketing annuity, life insurance, and other investment products on behalf of Regan Holding Corp. and its subsidiaries, by aligning the interests of such individuals with those of the shareholders of Regan Holding Corp.

2. Definitions. Unless the context clearly indicates otherwise, the following terms shall have the meanings set forth below:

a. “Board” shall mean the Board of Directors of the Corporation.

b. “Committee” shall mean a committee designated by the Board which committee shall administer the Plan as set forth in Section 4 of this Article I of the Plan.

c. “Corporation” shall mean Regan Holding Corp., a California corporation.

d. “Fair Market Value” shall mean on any date, (i) if the Stock is not listed on a national securities exchange or quoted on the National Association of Securities Dealers Automated Quotation System (“NASDAQ”), the fair market value of Stock on that date as determined by the Board, or (ii) if the Stock is listed on a national securities exchange or is quoted on the NASDAQ, the closing price reported on the composite tape for issues listed on such exchange on such date, or the closing price or the average of the closing dealer “bid” and “asked” prices of the Stock on the date of grant as quoted as NASDAQ, or if no trades shall have been reported for such date, on the next preceding date on which there were trades reported; provided, however, that if no quotations shall have been made within the 10 business days preceding such date, the Fair Market Value shall be determined by the Board as provided in clause (i) above.

e. “Grantee” shall mean a Producer who has been granted a Stock Award or a Stock Option under the Plan.

f. “Person” shall mean an individual, a corporation, a limited liability company, or a partnership.

g. “Plan” shall mean the Regan Holding Corp. Producer Stock Award and Option Plan as set forth herein and as amended from time to time.

h. “Producer” shall mean a Person who has entered into an agreement with the Corporation, or one of its subsidiaries, pursuant to which such person agrees to market annuity, life insurance, and other investment products on behalf of the Corporation, or one of its subsidiaries.

i. “Stock” shall mean authorized but unissued shares of the Series A Common Stock of the Corporation, no par value, or reacquired shares of the Corporation’s Series A Common Stock.

j. “Stock Awards” shall mean shares of Stock granted to a Grantee pursuant to the

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Plan.

k. “Stock Option” shall mean an option granted pursuant to the Plan to purchase shares of Stock.

l. “Stock Option Agreement” shall mean the written instrument evidencing the grant of one or more Stock Options under the Plan and which shall contain the terms and conditions applicable to such grant.

      3. Shares of Stock Subject to the Plan. There are hereby reserved for issuance under the Plan 12,500,000 shares of Stock. Subject to the provisions of Section 1 of Article IV, the Stock which may be issued pursuant to Stock Awards and Stock Options authorized to be granted under the Plan and the Stock which is subject to outstanding but unexercised Stock Options under the Plan shall not exceed 12,500,000 shares of Stock in the aggregate. If a Stock Option shall expire and terminate for any reason, in whole or in part, without being exercised, the number of shares of Stock as to which such expired or terminated Stock Option shall not have been exercised may again become available for the grant of Stock Options.

      Notwithstanding the provisions of this Section, at no time shall the total number of shares of Stock issuable upon exercise of all outstanding stock options issued by the Corporation and the total number of shares provided for under any stock bonus or similar plan maintained by the Corporation exceed the applicable percentage as calculated in accordance with the conditions and exclusions of Section 260.140.45 of Title 10 of the California Code of Regulations based on the number of shares of the Corporation outstanding at the time the calculation is made.

      4. Administration of the Plan. The Plan shall be administered by the Committee which shall consist of 3 or more officers of the Corporation designated by the Board. Subject to the express provisions of the Plan, the Committee shall have authority to determine the eligibility of Producers to participate in the Plan, to grant Stock Awards and Stock Options under the Plan, to interpret the Plan, to prescribe, amend, and rescind rules and regulations relating to the Plan, to determine the terms and provisions of Stock Awards and Stock Option Agreements and to make all other determinations necessary or advisable for the administration of the Plan. Any controversy or claim arising out of or related to the Plan shall be determined unilaterally by and at the sole discretion of the Committee. Any determination, decision or action of the Committee in connection with the construction, interpretation, administration, implementation or maintenance of the Plan shall be final, conclusive and binding upon all Grantees and all person(s) claiming under or through any Grantees.

      5. Amendment or Termination. The Board may, at any time, alter, amend, suspend, discontinue, or terminate the Plan; provided, however, that no such action shall adversely affect the right of any Grantee under any Stock Award or Stock Option previously granted thereto hereunder.

      6. Effective Date of Plan. The Plan became effective on January 1, 1998; this Amendment and restatement of the Plan shall become effective November 1, 1998, subject to the approval of the Board.

VI. STOCK OPTION PROVISIONS

      1. Granting of Stock Options.

a. The Committee shall determine and shall designate from time to time those Producers who are to be granted Stock Options and shall specify the number of shares of Stock subject to each Stock Option.

b. When granting a Stock Option, the Committee shall determine the purchase price of the Stock subject to the Stock Option.

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c. The Committee, in its sole discretion, shall determine whether any particular Stock Option shall become exercisable in one or more installments, shall specify the installment dates, and shall determine the total period during which the Stock Option shall be exercisable.

d. In addition to the powers set forth in this Section 1, the Committee shall have the exclusive responsibility and authority to set all terms and conditions applicable to Stock Options granted under the Plan.

      2. Exercise of Stock Options. The purchase price of Stock subject to a Stock Option shall be payable on exercise of the Option in cash or by check, bank draft or postal or express money order.

      3. Termination of Producer Status. In the event that a Grantee’s status as a Producer is terminated for any reason, all Stock Options held by the Grantee which have not vested as of the date of such termination shall expire immediately, provided, that the termination of a Grantee’s status as a Producer shall not effect the Grantee’s rights with respect to the exercise of any Stock Options which have vested as of the date of the termination of the Grantee’s status as a Producer.

VII. STOCK AWARD PROVISIONS

      The Committee shall determine and shall designate from time to time those Producers who are to be granted Stock Awards and shall specify the number of shares of Stock subject to each Stock Award and the terms and conditions, if any, applicable thereto.

IV. GENERAL PROVISIONS

      1. Recapitalization Adjustments.

a. In the event of any change in capitalization affecting the Stock, including, without limitation, a stock dividend or other distribution, stock split, reverse stock split, recapitalization, consolidation, subdivision, split-up, spin-off, split-off, combination or exchange of shares or other form of reorganization or recapitalization, or any other change affecting the Stock, the Board shall authorize and make such proportionate adjustments, if any, as the Board deems appropriate to reflect such change, including, without limitation, with respect to the aggregate number of shares of Stock for which Stock Awards or Stock Options may be granted under the Plan, the number of shares of Stock covered by each outstanding Stock Option, the purchase price per share of Stock in respect of outstanding Stock Options, and such adjustments with respect to the Stock Awards as the Board deems appropriate.

b. Any provision hereof to the contrary notwithstanding, in the event the Corporation is a party to a merger or other reorganization, outstanding Stock Options shall be subject to the agreement of merger or reorganization. Such agreement may provide, without limitation, for the assumption of outstanding Stock Options by the surviving corporation or its parent, for their continuation by the Corporation (if the Corporation is a surviving corporation) for accelerated vesting and accelerated expiration or for settlement in cash; provided, however, that any accelerated vesting of such Stock Options shall be limited to officers, directors and Producers of the Corporation.

      2. General.

a. Each Stock Option shall be evidenced by a Stock Option Agreement.

b. The granting of a Stock Award or a Stock Option in any year shall not give the Grantee any right to similar grants in future years or any right to be retained as a Producer, and all Producers shall remain subject to discharge or removal to the same extent as if the Plan were not in effect.

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c. No Grantee, and no beneficiary or other person claiming under or through him or her, shall have any right, title or interest by reason of any Stock Option to any particular assets of the Corporation, or any shares of Stock allocated or reserved for the purposes of the Plan or subject to any Stock Option except as set forth herein. The Corporation shall not be required to establish any fund or make any other segregation of assets to assure the exercise of any Stock Option.

d. No Stock Option or right under the Plan shall or may be sold, exchanged, assigned, pledged, encumbered, or otherwise hypothecated or disposed of except by will or the laws of descent and distribution, and a Stock Option shall be exercisable during the Grantee’s lifetime only by the Grantee or his conservator, provided that Committee shall have the right to grant exceptions to the foregoing restrictions on terms and conditions to be determined by the Committee.

e. Notwithstanding any other provision of the Plan or agreements made pursuant thereto, the Corporation’s obligation to issue or deliver any certificate or certificates for shares of Stock under a Stock Award or a Stock Option, and the transferability of Stock acquired upon a Stock Award or by exercise of a Stock Option, shall be subject to all of the following conditions:

i) Any registration or other qualification of such shares under any state or federal law or regulation, or the maintaining in effect of any such registration or other qualification which the Board shall, in its absolute discretion upon the advice of counsel, deem necessary or advisable;

ii) The obtaining of any other consent, approval, or permit from any state or federal governmental agency which the Board shall, in its absolute discretion upon the advice of counsel, determine to be necessary or advisable; and

iii) Each stock certificate issued pursuant to a Stock Award or a Stock Option shall bear such legends which the Corporation shall determine, in its absolute discretion, are necessary or advisable, or which in the opinion of counsel to the Corporation are required under applicable federal or state securities laws.

f. All payments to Grantees or to their legal representatives shall be subject to any applicable tax, community property, or other statutes or regulations of the United States or of any state having jurisdiction thereof. The Grantee may be required to pay to the Corporation the amount of any withholding taxes which the Committee, in its sole discretion, deems necessary to be withheld in order to comply with any applicable statutes or regulations with respect to a Stock Award or a Stock Option or its exercise. In the event that such payment is not made when due, the Corporation shall have the right to deduct, to the extent permitted by law, from any payment or settlement of any kind otherwise due to such person all or part of the amount required to be withheld. If the Committee, in its sole discretion, permits shares of Stock to be used to satisfy any such tax withholding, such Stock shall be valued based upon the Fair Market Value of such Stock as of the date the tax withholding is required to be made, such date to be determined by the Committee. The Corporation shall not be required to issue Stock until such obligations are satisfied.

g. A Grantee entitled to Stock as a result of the exercise of an Option or a grant of a Stock Award shall not be deemed for any purpose to be, or have rights as, a shareholder of the Corporation by virtue of such exercise, except to the extent a stock certificate is issued therefor and then only from the date such certificate is issued. No adjustments shall be made for dividends or distributions or other rights for which the record date is prior to the date such stock certificate is issued, except as otherwise provided herein. The Corporation shall issue any stock certificates required to be issued in connection with the exercise of a Stock Option with reasonable promptness after such exercise.

h. The Plan and the grant of Stock Awards under the Plan and the grant or exercise of Stock Options granted under the Plan shall be subject to, and shall in all respects comply with, applicable California law.

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i. Any Person that receives the Corporation’s securities pursuant to this Plan shall receive financial statements of the Corporation at least annually; provided, however, that the Corporation need not provide such financial statements to its key individuals whose duties in connection with the Corporation assure them access to equivalent information.

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